Exhibit 21.1
Subsidiaries of the Registrant:
Tejas Securities Group Holding Company, a Texas corporation
Tejas Securities Group, Inc., a Texas corporation
Capital & Technology Advisors, Inc., a Delaware corporation
TSBGP LLC, a Texas limited liability corporation
TI Building Partnership Ltd., a Texas limited partnership